SUPPLY DISTRIBUTION AGREEMENT BETWEEN
                                MRS. FIELDS, INC.
                                       and
                         LITTLE CAESAR ENTERPRISES, INC.



     This Agreement is between Mrs. Fields, Inc. ("Buyer"), a Delaware corporation located at 462 West Bearcat Drive, Salt Lake City, Utah 84115 and Blue Line Distributing, a division of Little Caesar Enterprises, Inc. ("Seller"), a Michigan corporation located at 24720 Haggerty Road, Farmington Hills, Michigan 48335.

Purpose

Seller is a distributor of restaurant and food service supplies and manages the purchase, storage, inventory control and distribution of supplies for customers. Buyer wishes to purchase exclusively from Seller such supplies and services for its restaurant locations and to make Seller's services available to its franchisees and licensees who operate under its trademarks) ("Franchisees"). Therefore, the parties agree as follows:

Scope of Services

     During the term of this Agreement, Seller agrees to procure, store, and sell to Buyer and its Franchisees and distribute to Buyer's and its Franchisee's locations listed on Exhibit A (attached and made part of this Agreement) (collectively, "Sites") and to such other and future store locations (within areas currently being serviced by the Seller) as Buyer shall designate in writing to Seller at least 60 days in advance of the first requested delivery to such location, the items listed at the prices stated in Exhibit B (attached and made a part of this Agreement). Distribution of supplies will be conducted in accordance with the following guidelines:

a. Each Site will be notified in writing of its call days and times for ordering and the delivery days and times. For the designated Holiday Period (one week before Thanksgiving through one week after Christmas), Buyer requires additional deliveries to be made to selected sites. Notification by Buyer of delivery schedule changes will be made 60 days prior to the expected change. Seller will provided the stores and Buyer's Corporate Headquarters, with written notification of delivery schedule changes at least 30 days in advance.

b. Distributor commits to three (3) hour windows, plus or minus 1 1/2 hours of the scheduled delivery time, for deliveries less than or equal to 500 miles from Distributor's servicing Distribution Center and five (5) hour windows, plus or minis 2 1/2 hours of the scheduled delivery time, for deliveries more than 500 miles from Distributor's servicing Distribution Center. . The Distributor's targeted compliance with respect to these windows is at least 95% (computed monthly).

c. Distributor commits that no deliveries will be scheduled at any site between 12:00 noon and 1:00 p.m. daily. All invoices except those invoices which are for deliveries made after business hours to Sites identified on Exhibit D hereto will be checked by the Site's store manager or designated representative prior to the Distributor's driver leaving the Site, provided however, the Distributor's driver shall not be unreasonably delayed.

d. (1) Any Product shortages at the Site which are caused by the Distributor will be replaced by the quickest appropriate means of transportation at the Distributor's expense. All other product shortages at the Site will be replaced by the Distributor at the Company's expense. The Company's District Sales Manager ("DSM") may request the mode of transportation which is reasonable in the circumstances. Distributor will not incur any transportation costs in conjunction with such Product replacement without authorization from the Company. Such authorization will be in whatever form the Company requires to enable the Company to pay such transportation costs to the Distributor within the payment terms set forth in this Agreement. If the shortage is noted before the driver leaves the Site, a call shall be made to the originating distribution center, the time shall be noted, and the response and remedy from the distribution center shall be within 24 hours.

     (2)The Distributor has provided the Company with an order entry and delivery procedure form which provides detailed procedures for processing delivery adjustments (such form is set forth as Exhibit E).

     (3)Distributor and the Company agree that for purposes of this Agreement, visibly damaged goods that our caused by Distributor's negligence will be noted at the Site at the time of delivery and will not be accepted by the Site and will be treated as Distributor caused Product shortages. If hidden damage surfaces after the Distributor's driver leaves, the Site store manager will notify the designated Distributor customer service representative upon discovery and receive a return item number that will authorize the Distributor's driver on his next delivery to pick up the item and, subject to confirmation of pre-delivery damage by receipt at the Distribution Center, issue a credit slip. If pre-delivery damage is confirmed at the Distribution Center, the goods will be treated as Distributor caused shortages.

e. Distributor will provide Company Corporate Headquarters, the District Sales manager and each Site with a list of designated service representatives for each Distribution Center (see Exhibit F) . Such list will be updated and provided as required and at least quarterly.

f. The Company agrees to provide Distributor with thirty (30) days written notice for promotional and new item requests. Such notice will include all information requested by Distributor to enable Distributor to order such items (i.e. product specifications, initial quantity, expected weekly usage) . Distributor acknowledges that they will only ship such promo or seasonal items according to the shipping schedule provided by the Company.

g. Distributor agrees to maintain a minimum order fill rate of 98% computed monthly, by Site location, by product pieces for active Company proprietary items only unless effected by acts of God, war and labor disputes.

h. The targeted core product temperature for Distributor's deliveries will be set at fifteen (15)degrees Fahrenheit or lower, according to the Company's published requirements, as set forth on Exhibit G hereto and as amended from time to time. Such temperature will be measured via core probing immediately upon delivery in the presence of Distributor's driver. No other temperature measurement will be acceptable for purposes of applying this section. Products not meeting the required core temperatures will not be accepted by the Site and will be treated as Distributor caused Product shortages as discussed in item 3 d. (1) above. Upon acceptance of the Product by the Site manager or his designated representative, such Product becomes the responsibility of the Company with respect to the Product handling and storage.

i. Distributor agrees to provide weekly inventory and sales/usage reports via hard copy and electronic data interchange. The format of these reports may be modified to meet the Company's requirements, taking into consideration the Distributor's data processing system capabilities. Distributor and the Company agree that the goal of such reports is to provide:

          (i)     purchases by Product, by site, in cases and dollars,

          (ii)    descending usage by dollars and percentage of total,

          (iii)inventory on hand, on order, average weekly movement, days on hand, and excess days on hand.

     j . Distributor will continue to provide an excess inventory report to the Company upon request but not more of ten than once a week. Distributor will continue to provide, on a monthly basis, an obsolete and slow moving item report containing average weekly movement, days on hand, excess days on hand and date of last delivery. An obsolete inventory management program, will begin on the effective date and utilize a report prepared by Distributor. This report will contain three classifications of inventory:

         (i)      all items do not sell for thirteen (13) weeks or longer
                  ("Impaired")

          (ii) items which do not sell for a period of three (3) weeks if refrigerated and/or time dated, four (4) weeks with no sales for dry and eight (8) weeks with no sales for miscellaneous items


          (iii)items with over  thirteen  (13) weeks  inventory on hand ("Excess


Inventory quantities purchased by the distributor without written approval by the Company will be the sole responsibility of the distributor as long as the Company provides Distributor accurate inventory guidelines on all Company proprietary items prior to the commencement of this agreement.

Payment

Buyer guarantees payment on all supplies purchased by Seller for Buyer within fourteen (14) days of the date of invoice. Seller will give Buyer a one percent (1%) discount on payments received within (7) days of the date of invoice. Seller acknowledges that Buyer does not guarantee payment for any other purchaser, including its franchisees and licensees. Buyer will pay interest on delinquent amounts at an interest rate of one percent (1%) per month and twelve percent (12%) per annum. Seller shall ship supplies to Buyer's locations, F.O.B. Destination, freight prepaid. Seller will provide these same terms to Buyer's Franchisees.

Title and Risk of Loss Title and risk of loss for all supplies shall pass from Seller to Buyer upon acceptance of shipment by Buyer.

Orders

Buyer shall place orders by facsimile, phone or by mail on order forms supplied by Seller.

Inventory

     Buyer shall purchase all unused inventory purchased by Seller for Buyer or its Franchisees within one hundred and twenty (120) days of date of purchase by Seller. Buyer agrees to pay for any non moving supplies (whether purchased by Buyer or its Franchisees) within thirty (30) days after the supplies have been identified as non moving. Non moving supplies are supplies which have not been ordered by Buyer within ninety (90) days of purchase by Seller. Buyer shall pay Seller the reasonable cost of disposing any inventory not purchased by Buyer. Taxes Buyer shall be responsible for all applicable taxes to Buyer. Seller shall be responsible for all applicable taxes to seller. Both Buyer and Seller agree to indemnify and defend the other under the terms of the Indemnification and Insurance section of this Agreement should either receive a claim for the other's failure to pay such taxes. Neither will pay a claim which is the responsibility of the other without first notifying the other and giving the other the opportunity to contest the claim.

Length of Agreement

     This Agreement shall begin on May 1, 1996 and end on may 1, 1999 unless extended otherwise by signed written agreement of both parties. Either party may terminate this Agreement at any time upon one hundred and eighty (180) days advance written notice of termination to the other. Notice will be considered given on the date it is faxed or post marked if sent by U.S. mail.

     Buyer's  Minimum  Purchase  Guarantee

     Buyer agrees to purchase for every location an average of one thousand dollars ($1,000.00) worth of supplies per delivery drop 80% of the time, for each one year period.

Price

     Buyer and Seller agree to the prices set forth in Exhibit B but agree the prices are subject to change if the manufacturers' FOB plant costs change, freight changes or minimum quantities of supplies purchased by Seller or Buyer change.

     Seller will give Buyer written notice of any price change twenty (20) days prior to implementation of the change, unless Seller and Buyer agree to a shorter notice period.


Promotional Supplies

     Seller will not purchase promotional supplies without advance written quantities from Buyer. Buyer agrees to Purchase any leftover promotional supplies (whether purchased by Buyer or its Franchisees) within thirty (30) days after the promotion ends.


Warranties and Guarantees

     Seller agrees to purchase and deliver only those products which have been previously approved in writing by Buyer. Seller is not responsible for supplies once they have been delivered to Buyer or its Franchisees unless they were damaged due to Seller's negligence.

Indemnification and Insurance

        Seller

Seller will indemnify, defend (including costs and attorney fees) and hold harmless Buyer, its owners, directors, officers, employees and representatives from and against any claims brought against Buyer which are the result of Seller's negligent acts or omissions. Seller will maintain during the term of this Agreement Products Liability Insurance of no less than ten million dollars ($10,000,000) per occurrence. Seller will add Buyer as an additional insured to the policy and provide Buyer with a copy of the certificate. The certificate will also provide for thirty (30) days prior notice to the additional insured prior to cancellation.

During the time of this Agreement, Seller shall maintain property insurance with replacement value coverage for all supplies stored by Seller and/or in transit to Buyer's locations.

        Buyer

Buyer will indemnify, defend (including costs and attorney fees) and hold harmless Seller, its owners, directors, officers, employees and representatives from and against any claims brought against Seller which are the result of Buyer's negligence. Buyer will maintain during the term of this Agreement Products Liability Insurance of no less than $10,000,000 (Ten million dollars) per occurrence. Buyer will add Seller as an additional insured to the policy and provide Seller with a copy of the certificate. The certificate will also provide for thirty (30) days prior notice to the additional insured prior to cancellation. Assignability This Agreement shall not be assignable by either party without the signed written consent of both parties.


Amendments

     This Agreement and its Exhibits may not be changed without the signed written consent of both parties.

Applicable Law

     This Agreement shall be governed by and construed in accordance with the laws of the state of Michigan.

Confidentiality

Both Seller and Buyer agree to hold the terms of this Agreement confidential except when required by law or court order to disclose them. Buyer agrees that the Confidentiality Agreement between it and Buyer will terminate thirty (30) days after this Agreement is terminated.

Severability

If any provision of this Agreement is declared illegal or void or otherwise unenforceable, the remaining provisions shall remain in full force and affect.

Entire Agreement

This Agreement, including Exhibits A and B attached, constitutes the entire Agreement of the parties and supersedes all prior verbal or written agreements.

Counterparts

This Agreement may be executed in two (2) separate or more counterparts and each may be deemed an original but when put together, will constitute one Agreement.

Authority

The parties signing this Agreement represent they have authority to bind Buyer and Seller to the above terms and conditions.


AGREED TO BY:



BLUE LINE DISTRIBUTING, a division                           MRS. FIELDS, INC.
Of Little Caesar Enterprises, Inc.
By: /s/                                                    By:  /s/Larry Hodges
Title:                                                    Title:  President CEO
Date: 9/26/96                                             Date: 8/19/96

                                                    EXHIBIT A
                                         COMPANY AND FRANCHISE ADDRESSES



                                                  SEE ATTACHED

                                                    EXHIBIT D
                                     ADDRESSES OF ACTUAL DELIVERY LOCATIONS



                                                  SEE ATTACHED